Exhibit 5.2

November 13, 2023

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

Re: Registration Statement on Form S-3 (File No. 333-274557)

Ladies and Gentlemen:
We serve as special Maryland counsel to Jones Lang LaSalle Incorporated, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-274557) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the prospectus constituting a part thereof dated September 18, 2023 and the prospectus supplement dated November 8, 2023 included therein (together, the “Prospectus”), for the offering by the Company of $400,000,000 aggregate principal amount of its 6.875% Senior Notes due 2028 (the “Notes”), to be issued pursuant to a senior indenture, dated as of November 9, 2012, by and between the Company and The Bank of New York Mellon Trust Company, National Association, as Trustee, as amended and supplemented by a supplemental indenture, dated as of November 13, 2023 (as so amended and supplemented, the “Indenture”). This opinion is being provided at your request in connection with the filing of the Registration Statement.
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
1.    The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
2.    The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Corporate Secretary of the Company;
3.    The Registration Statement, in the form in which it was filed with the Commission;
Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

JONES LANG LASALLE INCORPORATED November 13, 2023 Page 2
4.    The Indenture, certified as of the date hereof by the Corporate Secretary of the Company;
5.    The Notes, certified as of the date hereof by the Corporate Secretary of the Company;
6.    Resolutions of the Board of Directors of the Company (or a duly authorized committee thereof) (collectively, the “Board Resolutions”) relating to (a) the registration, sale and issuance of the Notes and (b) the execution, delivery and performance of the Indenture and the Notes, certified as of the date hereof by the Corporate Secretary of the Company;
7.    A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and
8.    A certificate executed by Alan K. Tse, Global Chief Legal Officer and Corporate Secretary of the Company, dated as of the date hereof.
In expressing the opinion set forth below, we have assumed the following:
1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.
4.    All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.
5.    The Indenture conforms to the description thereof set forth in the Prospectus, does not violate applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any requirement or restriction imposed by any court or government body having jurisdiction over the Company.
Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

JONES LANG LASALLE INCORPORATED November 13, 2023 Page 3
1.    The Company is duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.    When sold as contemplated by the Registration Statement and the Board Resolutions and consideration therefor has been received by the Company, the Notes will be duly authorized.
The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of the name of our firm therein and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
WOMBLE BOND DICKINSON (US) LLP
/Womble Bond Dickinson (US) LLP/